Exhibit 99.2

August 16, 2022

Dear GISI Shareholders:

Today’s announcement of a definitive agreement to merge GISI and Hill International, Inc. marks the achievement of a significant strategic goal by our company.

While the attached news release summarizes the financial terms of this all-cash transaction, I want to emphasize that the GISI-Hill merger also broadens our existing global footprint and adds meaningful scale to our Engineering and Consulting Services platform. The merger itself is subject to regulatory approvals and the tender of shares by a majority of Hill shareholders. Given the global footprint of Hill and the need for approval by regulators outside of the US, the process could take several months.

Hill International, Inc. is among the top 10 largest project management and construction management consulting firms in the U.S. and operates globally from 100 offices spread across 40 countries.

GISI believes that there are important synergies to realize across the platform when Hill is incorporated into the GISI family. Together, over the next few years the GISI family of companies, with Hill, will capitalize on the added scale from this transaction to accelerate organic earnings growth.

This agreement to merge became possible, in part, because of our dedicated colleagues delivering outstanding performance from the existing GISI partner companies. As a result, we have expanded our financial resources, the domestic and international footprint and service offerings allowing us to take full advantage of this opportunity. It is the logical next step as we execute our strategy that focuses on long term growth and value creation for clients, shareholders and employees.

Please join me as we initiate the process to welcome Hill International to the GISI family of companies. Thank you, everyone, for your support throughout this process.

Sincerely,

/s/ Rick

Rick Newman

President, CEO and Board Director

Press Release

FOR IMMEDIATE RELEASE

GISI AND HILL INTERNATIONAL ANNOUNCE STRATEGIC MERGER

•	All-cash transaction of approximately US$173 million, or $2.85 per share, plus assumed debt, represents a significant premium to Hill’s 90-day weighted average stock price

•	Merger advances GISI strategic objectives of global diversification and expansion of its consulting platform

•	Hill benefits from expanded access to operational expertise to accelerate its growth

•	With the addition of Hill to the GISI family of companies, GISI will have completed four strategic mergers in about one year

•	GISI pro forma annual revenue, without Hill is about US$11 billion with project backlog of approximately US$23 billion

LOS ANGELES, August 16, 2022 — Global Infrastructure Solutions Inc. (GISI) and Hill International, Inc. (NYSE:HIL) today announced that their boards of directors have approved a definitive agreement to merge the diversified construction management company, setting the stage for increased competitiveness and accelerated organic growth in global, for-fee infrastructure consulting markets. The all-cash transaction does not include a financing contingency, has the unanimous support from the Hill Board of Directors, and is expected to close in the fourth quarter of 2022, pending regulatory review.

“Hill International is the largest independent project management and construction management for-fee firm serving global infrastructure markets,” said GISI President, CEO and Board Director Rick Newman. “Growing this segment of GISI’s consulting platform has been a strategic priority since our 2016 inception. Hill International’s addition to the GISI family of companies enables us to extend our value proposition to more clients, employees, our shareholders and the communities we serve.”

UBS Investment Bank was the sole financial advisor to GISI on the Hill transaction, Cooley LLP was the legal advisor. Hill was assisted on the transaction by financial advisor Houlihan Lokey and legal advisor Duane Morris LLC.

Hill International CEO Raouf Ghali said of the decision to join GISI: “Since our founding in 1976, Hill has grown into an industry-leading program, project, and construction management company. By joining the GISI family of companies, Hill will be well-positioned to continue to take advantage of the opportunities the industry offers while concurrently enhancing the quality of our client services thanks to GISI’s focus on long-term success.”

“As with our prior mergers, GISI will work to preserve the Hill brand and legacy because of the value Raouf Ghali and his team have created over the years,” Newman said. “Although shares of Hill International will no longer be publicly traded when this transaction closes, Hill management and employees will be offered participation in GISI’s distinctive employee-ownership program where legally permissible. We believe that the employee stock ownership program is a key element of GISI’s success; our employees act like owners because they are owners. GISI is a corporate enterprise of shared responsibility and reward.”

About GISI

GISI provides the resources its partner firms may require to gain the competitive advantage for success. Today, GISI is the largest privately owned construction manager in the commercial building, industrial and healthcare markets, and a leading project/construction manager in the environmental and public infrastructure sectors. Through the dedicated efforts of our more than 8,500 employees, we generate annual revenue of approximately US$11 billion, and enjoy project backlog of more than US$23 billion. Our employee shareholders are invested in contributing to, and benefitting from, our continued growth and strong results as we bring our unique value proposition to our clients and communities in more than 90 countries. Learn more at www.GISI.com.

About Hill International

Hill International, with more than 3,200 professionals in over 100 offices worldwide, provides program management, project management, construction management, project management oversight, construction claims, dispute resolution, advisory, facilities management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as one of the largest construction management firms in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Contacts:
GISI	Hill International, Inc.
Media	Elizabeth J. Zipf, LEED AP BP+C
Gary Sharpe	Senior Vice President
Sharpe Capital Communications	(215) 309-7707
(301) 367-2935	elizabethzipf@hillintl.com
gss@sharpecapitalcom.com

Additional Information About the Transaction and Where to Find It

The tender offer described in this news release (the “Offer”) has not yet commenced, and this news release is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Hill International, Inc. (“Hill”) or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the U.S. Securities and Exchange Commission (“SEC”) by Global Infrastructure Solutions Inc. (“GISI”) and Liberty Acquisition Sub, Inc. (“Merger Sub”), and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Hill. The offer to purchase shares of Hill common stock will only be made pursuant to the Offer to Purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by Hill under the “Investors/SEC Filings” section of Hill’s website at www.Hillintl.com.

Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of Hill and the timing and benefits thereof, GISI’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, patent terms and other statements that are not historical facts. These forward-looking statements are based on GISI’s and Hill’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to GISI’s ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of Hill tender their shares in the transaction; the outcome of legal proceedings that may be instituted against Hill and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for Hill and its products, including uncertainty of the expected financial performance of Hill and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement, and the possibility that if GISI does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, as well as other risks related to GISI’s and Hill’s businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in Hill’s SEC filings and reports, including Hill’s Annual Reports on Form 10-K for the year ended December 31, 2021 and subsequent quarterly and current reports filed with the SEC. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts GISI’s and Hill’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. GISI and Hill undertake no duty or obligation to update any forward-looking statements contained in this communication as a result of new information, future events or changes in their expectations, except as required by law.

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